ESCROW AGREEMENT

THIS ESCROW AGREEMENT dated June 20, 2006 (this "Agreement"), is entered into by and among GFR Pharmaceuticals Inc., a Nevada corporation (“GFRP”), Richard Pierce, controlling shareholder of GFRP ("Pierce"), New Century Scientific Investment Ltd., a corporation formed according to the laws of P. R. China ("New Century"), Guo, Li An, controlling shareholder of New Century and representative of the selling shareholders of New Century (referred to collectively as "New Century"), and Greentree Financial Group, Inc. (the "Escrow Agent").

Recitals

A.
GFRP, Pierce and New Century are planning to enter into a Plan of Exchange on June 20, 2006 (the "Plan of Exchange"), pursuant to which a 90+% interest in New Century will be acquired by GFRP in exchange for 40,000,000 new common shares of GFRP to New Century. In addition, New Century and/or the New Century shareholders will pay into escrow an aggregate payment of $500,000 which shall be used towards the share purchases and the settling of liabilities and expenses. In addition, New Century will hold approximately 95% of then outstanding shares of GFRP common stock. New Century and/or the New Century shareholders will be in control of GFRP which is publicly traded on the NASDAQ Over-the-Counter Bulletin Board.

B.
GFRP confirms that it currently has 1,079,940 outstanding shares of common stock in total, and promises that no new shares of GFRP have been or will be issued to other parties except New Century shareholders, unless the Letter of Intent dated June 6, 2006, among the parties (the "LOI"), the Plan of Exchange, this Agreement, and all the transactions contemplated by the LOI and the Plan of Exchange (collectively, the "Transactions") are cancelled.

GFRP and Pierce also confirm that the Board of Directors has authorized and GFRP has established the 2000 Incentive and Non-qualified Stock Option Plan. Under the plan GFRP is authorized to issue up to 100,000 shares of GFRP's common stock with such exercise price and vesting periods as the board of directors deems to be in the best interest of GFRP. As of May 31, 2006, no options have been granted. In addition, no options will be issued prior to the Closing. Further, GFRP and the Selling Shareholder represent there are no warrants outstanding and no toxic pill convertible debentures.

C.	Pierce will deliver his 200,000 common shares of GFRP to the Escrow Agent in accordance with the terms of the Transactions.

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D.	GFRP will deliver the 40,000,000 new shares to be issued to the New Century shareholders to the Escrow Agent in accordance with the terms of the Transactions.

E.  New Century will make total deposits of $500,000 into the US account of the Escrow Agent in accordance with the terms of the Transactions.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the parties do hereby agree as follows:

1. Deposit of GFRP Shares and aggregate total deposits of $500,000. Upon signing the LOI, New Century shall make an initial deposit of $50,000 into the account of the Escrow Agent, which will be immediately disbursed to the account of Pierce' lawyer pursuant to the terms set forth in the LOI (the “Deposit”). If GFRP or New Century is not satisfied with its due diligence review, the Transactions, and all the terms and conditions will become null and void and the Deposit will be returned to New Century. There are two exceptions to this cancellation clause: (1) If New Century’s GAAP audited assets are adjusted to less than $4 million at Closing, Pierce shall have the option to cancel the Transactions and keep the Deposit as liquidated damages. (2) Secondly, if the Transactions are not completed due to default of New Century, the Transaction and all the terms and conditions will become null and void and the Deposit will be released to Pierce.

Concurrent with the execution of the Transactions documents (the "Closing"), New Century will make the final payment of $450,000 into the account of the Escrow Agent (the "Funds"). The Closing shall occur on or before June 20, 2006. All payments are for the benefit of GFRP, Pierce and the Escrow Agent, and are non-refundable. Meanwhile, Pierce will deposit total of 200,000 common shares of GFRP from the Selling Shareholder and 40,000,000 new common shares of GFRP, which are sold to New Century shareholders, into the account of Escrow Agent. The total of number of shares deposited approximate 95% of GFRP's voting shares, hereinafter, the "Share Deposits". Any income or dividends on the GFRP Shares shall be promptly paid to New Century. All currency amounts are in U.S. dollars.

2. Duties of the Escrow Agent. The Escrow Agent shall receive and disburse the Funds to Pierce upon the completion of the Transactions, according to the terms of this agreement and according to disbursement instructions provided by Pierce.

The conditions for releasing the Funds (the "Disbursement") are (1) the delivery of the 200,000 shares from Pierce to the Escrow Agent, (2) the delivery of the 40,000,000 shares for the benefit of New Century shareholders to the Escrow Agent, (3) the absence of material liabilities in GFRP as defined by Generally Accepted Accounting Principles, and (4) the vend out of the three subsidiaries.

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The Escrow Agent shall receive and hold the Share Deposits pursuant to the terms of this Agreement until the Disbursement, and then the Escrow Agent shall release the whole Share Deposits to New Century shareholders upon the instructions provided by New Century. Upon written notice from a party to this Agreement to release the Share Deposits in a manner other than indicated in this Agreement, the Escrow Agent shall notify all other parties to this Agreement of the existence and terms of said notice. If all of the parties are in agreement with a particular distribution that is proposed, the Escrow Agent shall make such distribution. However, if the parties are not in agreement with the manner of a proposed distribution, and after six months of negotiating they are still not in agreement, the Escrow Agent shall deliver the Funds to New Century, and the Share Deposits back to GFRP and Pierce at which time all Transactions will be terminated and deemed null and void.

3. Compensation of Escrow Agent. Escrow Agent shall be compensated in an amount equal to $25,000, payable on the release of the Funds to Pierce. The escrow fee will be paid by Pierce from the total deposits.

4. Authority. The Escrow Agent shall not be responsible for the identity, authority or rights of any person, firm or corporation executing or delivering or purporting to execute or deliver this Agreement or any document deposited hereunder or any endorsement thereon or assignment thereof.

5. Reliance. The Escrow Agent may rely upon any instrument or writing believed by it to be genuine and sufficient and properly presented and shall not be liable or responsible for any action taken or omitted in reliance thereon.

6.  Acts by the Escrow Agent. The Escrow Agent shall not be liable or responsible for any act it may do or omit to do in the exercise of reasonable care. In the event any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon or fall under any order of any court or the delivery thereof shall be made or entered by any court affecting the Share Deposits or any part thereof or any acts of the Escrow Agent, the Escrow Agent is hereby authorized in its exclusive discretion to obey and comply with all such writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and if the Escrow Agent obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto, their successors, heirs or personal representatives or to any other person, firm or business entity by reason of such compliance notwithstanding such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated.

7. Escrow Agent Indemnification. The parties hereto jointly and severally agree to indemnify and hold the Escrow Agent harmless from any and all costs, expenses, claims, losses, liabilities and damages (including reasonable attorneys' fees) that may arise out of or in connection with the Escrow Agent's acting as escrow agent hereunder except where the Escrow Agent has been guilty of gross negligence or willful misconduct.

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8. Resignation. The Escrow Agent may resign for any reason, upon 30 days' written notice to the parties. Upon expiration of such 30-day notice period, the Escrow Agent may deliver the Share Deposits and any remaining Funds to any successor escrow agent appointed jointly by the parties, or if no successor escrow agent has been so appointed, deliver the Share Deposits to GFRP and Pierce and any remaining Funds to New Century, at which time all Transactions will be terminated and deemed null and void. Upon either such delivery, the Escrow Agent shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way discharge the provisions hereof affecting reimbursement of expenses, indemnity and fees.

9. Default Provision. If New Century fails to make the payments into the escrow account as required under this agreement, GFRP and Pierce shall have the right at its sole discretion to unwind the Transactions. Under such default, Pierce shall still be entitled to the Deposit made into escrow under this agreement.

IN WITNESS WHEREOF, the parties have signed this document intending to be bound by its terms as of the day first written above.

GFR PHARMACEUTICALS, INC. ("GFRP")   RICHARD PIERCE

By:  /s/ Richard Pierce             /s/ Richard Pierce
Name: Richard Pierce,              Individually)
Title: President and Chief Executive Officer        Majority Shareholder
                                     / Selling Shareholder

NEW CENTURY SCIENTIFIC INVESTMENT LTD. ("NEW CENTURY")

By:  /s/ Wang, Li An
Name: Wang, Li An
Title: Authorized Representative

GUO, LI AN

/s/ Guo, Li An
(Individually)
Majority Shareholder

GREENTREE FINANCIAL GROUP, INC.

By:  /s/ R. Chris Cottone
Name: R. Chris Cottone

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